Exhibit 99.1

News Release

Graham Corporation 20 Florence Avenue Batavia, NY 14020
IMMEDIATE RELEASE
Graham Corporation Reports 58.7% Growth in Net Income
in the First Quarter of Fiscal Year 2007
•	Net income increased 58.7% on 24.3% increase in sales

•	Backlog grows 16.8% to $38.6 million from 2006 fiscal year end
BATAVIA, NY, July 27, 2005 — Graham Corporation (AMEX: GHM) today reported net income of $1.1 million for its first quarter of fiscal 2007 ended June 30, 2006, up $0.4 million, or 58.7%, from net income of $0.7 million in the first quarter of the prior fiscal year. On a diluted per share basis, net income was $0.28, up $0.08, or 40%, over net income of $0.20 in the prior year period.
Continued strong worldwide demand for Graham’s products for use in oil refineries and petrochemical plants has driven sales growth. Net sales for the first quarter were $14.6 million, up $2.9 million, or 24%, compared with the first quarter of the prior year. Graham believes that its higher international sales reflect global growth in refining and petrochemical capacity. International sales in the first quarter of fiscal 2007 were $8.6 million compared with $6.2 million in the first quarter of fiscal 2006. Shipments in the first quarter were 27% to the refining industry, 50% to the chemical/petrochemical industry, 5% to the power industry and 18% to other industrial applications.
Mr. James R. Lines, Graham’s President and Chief Operating Officer, commented, “We have a very solid start for fiscal 2007 after completing a record year for our operations in fiscal 2006. We continue to see strong demand for our products and services as both existing and new customers continue to pursue higher quality vacuum systems that both address intense operating environments and reduce operating risk. Our objective is to grow our capacity without overburdening our fixed cost structure by selectively outsourcing certain non-core engineering activities and by using contract employees. We believe that these efforts, combined with continuing process improvements and development of our engineering staff, will help us in our effort to obtain our previously announced 2007 revenue target of $75 to $80 million.”
Costs and expenses
Gross margin for the first quarter of fiscal 2007 was 28.2%, remaining relatively level with the prior fiscal year’s first quarter gross margin of 28.4%, while operating margin improved 230 basis points to 11.5% compared with the first quarter of fiscal 2006 as operating leverage was realized. Mr. Lines noted, “We have effectively managed the rising costs in materials through our proposal and procurement processes, but we anticipate that gross margin will face future pressure from material, energy, labor and benefit costs, as well as likely lower margin sales in Asian markets because of their specific economic climates.”
SG&A for the first quarter was $2.4 million, an 8.3% increase over the same period last year. Higher SG&A reflects increased employment costs primarily for overtime and contract employees. Total employees, including contract employees, at the end of the first quarter of fiscal 2007 were 288 compared with 255 at the end of the prior year’s first quarter. As a percentage of sales, SG&A was 16.7% in the first quarter of 2007 compared with 19.2% in the prior year’s first quarter.
Other income of $148 thousand was royalty income earned under an October 2005 license agreement related to a nuclear power plant.
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Graham Corporation Reports 58.7% Growth in First Quarter Fiscal Year 2007 Net Income	Page 2
July 27, 2006
Balance Sheet and Cash Management
Receivables increased 61% from March 31, 2006, primarily as a result of the timing of the receipt of progress payments. Inventory declined 37% from such date, primarily as a result of the invoiced progress payments.
Cash used by operating activities was $2.5 million, reflecting higher working capital requirements related to the geographic expansion of Graham’s customer base.
During the quarter, Graham increased its credit facility by $7 million to $20 million. The facility is primarily used by Graham for letters of credit and working capital requirements. At June 30, 2006, Graham had no borrowings under this facility and $6.4 million in standby letters of credit outstanding.
Capital expenditures for the quarter were $204 thousand compared with $81 thousand in the first quarter last year. Graham anticipates capital spending in fiscal 2007 to be between $1.0 to $1.5 million.
Outlook
Orders for the quarter were $20.0 million, down slightly from $20.4 million in last year’s first quarter, but up $1.4 million from bookings of $18.6 million in the quarter ended March 31, 2006. Backlog grew during the quarter to $38.6 million, up from $31.1 million and $33.1 million at the end of fiscal 2006’s first and fourth quarters, respectively.
When current backlog is compared with sales to the refinery and chemical petrochemical industries during the first quarter, it has a higher percentage of refinery orders (46%) and a lower percentage of chemical/petrochemical industry orders (33%). Current backlog has 6% in orders for the power industry which is relatively the same as the percentage of sales to that industry in the first quarter. The remainder of the orders in backlog are for other industrial applications. Orders in backlog are expected to ship within twelve months.
Mr. Lines added, “Our team in China has successfully negotiated and won approximately $10 million in orders to date. We believe such orders would not have been possible without our sales, engineering and project management operation in Suzhou. Given the market potential we believe exists in Asia, we could substantially increase our revenue over time. We anticipate receiving orders during the second quarter from both our China and U.S. based sales operations that will contribute to our revenue goal for the year,” he concluded.
Webcast and Conference Call
Graham’s senior management team will host a conference call and webcast on Friday, July 28, 2006 at 8:30 a.m. ET. During the teleconference, James R. Lines, President and COO, and J. Ronald Hansen, Vice President Finance and CFO, will review Graham’s financial and operating results as well as its strategy and outlook. A question-and-answer session will follow.
Graham Corporation’s conference call can be accessed the following ways:
•	The live webcast can be found at http://www.graham-mfg.com. Participants should go to the website 10 -15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

•	The teleconference can be accessed by dialling (913) 981-4911 approximately 5 - 10 minutes prior to the call.
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Graham Corporation Reports 58.7% Growth in First Quarter Fiscal Year 2007 Net Income	Page 3
July 27, 2006
To listen to the archived call:
•	The archived webcast will be at http://www.graham-mfg.com. A transcript will also be posted once available.

•	A replay can also be heard by calling (719) 457-0820, and entering Passcode 2370864. The telephonic replay will be available from 1:30 p.m. ET the day of the teleconference through Monday, August 7, 2006 at 11:59 p.m. ET.
Annual Meeting Management Presentation
The presentation by management at its fiscal year 2006 annual meeting of stockholders will also be webcast. The annual meeting is scheduled for Thursday, July 27, 2006 at 11:00 a.m. The presentation is scheduled to begin at approximately 11:10 a.m. ET and can be accessed through Graham Corporation’s website at http://www.graham-mfg.com.
ABOUT GRAHAM CORPORATION
With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a global designer, manufacturer and supplier of ejectors, pumps, condensers, vacuum systems and heat exchangers. Over the past 70 years, Graham has built a reputation for top quality, reliable products and high-standards of customer service. Sold either as components or complete system solutions, the principle markets for Graham’s equipment are the petrochemical, oil refining and electric power generation industries, including cogeneration and geothermal plants. Graham equipment can be found in diverse applications, such as metal refining, pulp and paper processing, ship-building, water heating, refrigeration, desalination, food processing, drugs, heating, ventilating and air conditioning.
Graham Corporation’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. More information regarding Graham can be found at its website: www.graham-mfg.com
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including statements relating to the Company’s anticipated revenues, foreign sales operations, its strategy to build its global sales representative channel, the effectiveness of automation in expanding its engineering capacity, its ability to improve cost competitiveness, customer preferences and changes in market conditions in the industries in which the Company operates are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.
For more information contact:
J. Ronald Hansen, Vice President — Finance and Administration, and CFO
Phone: (585) 343-2216 Email: rhansen@graham-mfg.com
-OR-
Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com
TABLES FOLLOW.
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Graham Corporation Reports 58.7% Growth in First Quarter Fiscal Year 2007 Net Income July 27, 2006	Page 4
Graham Corporation First Quarter 2007
Consolidated Statements of Operations and Retained Earnings
(Dollar amounts in thousands except per share data)
(Unaudited)

	Three Months Ended
	June 30,
	2006	2005	$ Change	% Change

Net sales	$14,608	$11,749	2,859	24.3%

Cost of products sold	10,490	8,411	2,079	24.7%

Gross profit	4,118	3,338	780	23.4%

Gross profit margin	28.2%	28.4%
Other expenses and income:
Selling, general and administrative	2,441	2,253	188	8.3%

Operating income	1,677	1,085	592	54.6%
Operating profit margin	11.5%	9.2%
Interest expense	4	5	(1)	(20.0%)
Other income	(148)	—	NA	NA

Total other expenses and other income	2,297	2,258	39	1.7%

Income before income taxes	1,821	1,080	741	68.6%
Provision for income taxes	705	377	328	87.0%

Net income	1,116	703	413	58.7%

Retained earnings at beginning of period	17,301	14,082	3,219	22.9%
Dividends	(96)	(86)	10	11.6%

Retained earnings at end of period	$18,321	$14,699	3,622	24.6%

Per Share Data:
Basic:
Net income	$.29	$.20	0.09	45.0%
Diluted:
Net income	$.28	$.20	0.08	40.0%

Weighted average diluted shares outstanding:	3,928,645	3,592,208	336,437	9.4%
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Graham Corporation Reports 58.7% Growth in First Quarter Fiscal Year 2007 Net Income July 27, 2006	Page 5
Graham Corporation First Quarter 2007
Consolidated Balance Sheets
(Dollar amounts in thousands except per share data)
(Unaudited)

	June 30,	March 31,
	2006	2006
Assets
Current assets:
Cash and cash equivalents	$600	$570
Investments	7,952	10,418
Trade accounts receivable, net of allowances ($39 and $28 at June 30 and March 31, 2006, respectively)	9,632	5,978
Unbilled revenue	6,771	4,978
Inventories, net	3,219	5,115
Domestic and foreign income taxes receivable	125	114
Deferred income tax asset	177	19
Prepaid expenses and other current assets	391	203

Total current assets	28,867	27,395
Property, plant and equipment, net	7,940	7,954
Deferred income tax asset	1,245	2,107
Prepaid pension asset	2,941	3,076
Other assets	36	24

Total assets	$41,029	$40,556

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$43	$45
Accounts payable	3,496	4,135
Accrued compensation	2,376	3,310
Accrued expenses and other liabilities	1,309	1,573
Customer deposits	2,670	1,553

Total current liabilities	9,894	10,616

Long-term debt	19	30
Accrued compensation	292	276
Other long-term liabilities	146	191
Accrued pension liability	240	232
Accrued postretirement benefits	2,070	2,104

Total liabilities	12,661	13,449

Stockholders’ equity:
Preferred stock, $1 par value — Authorized, 500,000 shares
Common stock, $.10 par value — Authorized, 6,000,000 shares Issued, 3,860,190 and 3,832,390 shares at June 30 and March 31, 2006, respectively	386	383
Capital in excess of par value	9,747	9,517
Retained earnings	18,321	17,301
Accumulated other comprehensive loss
Cumulative foreign currency translation adjustment	—	(1)
Notes receivable from officers and directors	(86)	(93)

Total stockholders’ equity	$28,368	$27,107

Total liabilities and stockholders’ equity	$41,029	$40,556

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Graham Corporation Reports 58.7% Growth in First Quarter Fiscal Year 2007 Net Income July 27, 2006	Page 6
Graham Corporation and Subsidiaries
First Quarter 2007
Condensed Consolidated Statements of Cash Flows

(Dollar amounts in thousands, except per share data)	Three Months Ended
(unaudited)	June 30
	2006	2005

Operating activities:
Net income	$1,116	$703

Adjustments to reconcile net income to net cash (used) provided by operating activities:.
Depreciation and amortization	221	195
Discount accretion on investments	(109)	(20)
Non-cash stock-based compensation expense	8	—
Gain on disposal of property, plant and equipment	—	(3)
Deferred income taxes	703	371
(Increase) decrease in operating assets:
Accounts receivable	(3,654)	3,587
Unbilled revenue	(1,793)	719
Inventories	1,896	400
Domestic and foreign income taxes receivable/payable	(11)	(1)
Prepaid expenses and other current and non-current assets	(203)	(212)
Prepaid pension asset	135	—
Increase (decrease) in operating liabilities:
Accounts payable	(639)	385
Accrued compensation, accrued expenses and other current and non-current liabilities	(1,243)	21
Customer deposits	1,117	(419)
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	(10)	62

Total adjustments	(3,582)	5,085

Net cash (used) provided by operating activities	(2,466)	5,788

Investing activities:
Purchase of property, plant and equipment	(204)	(81)
Purchase of investments	(5,425)	(5,459)
Redemption of investments at maturity	8,000	2,000

Net cash provided (used) by investing activities	2,371	(3,540)

Financing activities:
Decrease in short-term debt, net	—	(1,872)
Principal repayments on long-term debt	(13)	(8)
Issuance of common stock	225	410
Collection of notes receivable from officers and directors	8	4
Dividends paid	(96)	(84)

Net cash provided (used) by financing activities	124	(1,550)

Effect of exchange rate on cash	1	(1)

Net increase in cash and equivalents	30	697
Cash and cash equivalents at beginning of period	570	724

Cash and cash equivalents at end of period	$600	$1,421

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Graham Corporation Reports 58.7% Growth in First Quarter Fiscal Year 2007 Net Income July 27, 2006	Page 7
Graham Corporation First Quarter 2007
Additional Information
Order and Backlog Trend
(Dollar amounts in thousands)

	Q1 06	Q2 06	Q3 06	Q4 06	FY 06	Q1 07
	6/30/05	9/30/05	2/31/05	3/31/06	3/31/06	6/30/06
Orders	$20,425	$12,833	$14,337	$18,630	$66,225	$20,032
Backlog	$31,145	$30,002	$30,278	$33,083	$33,083	$38,642

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